Corporate Capital Trust II 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Vice President, Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST II to SUSPEND OFFERING to new investors

-- The fund is also exploring joining a new KKR/FS Investments advisory platform for BDCs --

(ORLANDO, Fla.) Dec. 11, 2017 – The board of trustees of Corporate Capital Trust II (the Company), a business development company (BDC) that offers individuals the unique opportunity to invest in the debt of privately owned American companies, announced that the fund intends to suspend its offering to new investors effective January 10, 2018.

The board of trustees of the Company also announced that it will begin exploring changes to Corporate Capital Trust II’s advisory structure proposed by the Company’s current investment subadviser, KKR Credit Advisors (US) LLC (KKR), including joining other BDCs in seeking investment advisory services from a new strategic BDC partnership between KKR and Franklin Square Holdings L.P. (FS Investments) or their respective affiliates. Corporate Capital Trust II is currently advised by CNL and sub-advised by KKR. Any change in its advisory structure would require shareholder approval.

Under their recently announced agreement, KKR and FS Investments intend to create the largest BDC platform, providing advisory services to six traded and non-traded funds, with approximately $18 billion in anticipated combined assets under management. Corporate Capital Trust, which was advised by CNL and sub-advised by KKR until its recent listing on the New York Stock Exchange, and Corporate Capital Trust II would comprise a portion of this newly created platform, subject to shareholder approval.

“We believe being advised by this new joint venture between KKR and FS Investments would provide investors in Corporate Capital Trust II with access to additional resources and depth, and we are pleased to pursue this opportunity for Corporate Capital Trust II’s shareholders,” said James M. Seneff, the executive chairman of CNL. “We have enjoyed our close relationship with KKR and know they will continue to foster the trust we have developed with our investors as they move forward with this new venture.”

CNL and KKR formed a relationship in the summer of 2010, and have since launched two non-traded BDCs that have a combined $4.6 billion in assets under management.

“CNL is a pioneer in alternative investments and has brought great insight and knowledge into our work with them on Corporate Capital Trust and Corporate Capital Trust II,” said Todd Builione, president of KKR Credit and Markets and CEO of Corporate Capital Trust. “Through the scale of our new venture, we will be able to offer even more value to investors.”

About Corporate Capital Trust II

Corporate Capital Trust II is a non-traded business development company that invests in the debt of privately owned U.S. companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned U.S. companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit corporatecapitaltrustii.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit cnl.com.

About KKR

KKR is a global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate investment returns by following a disciplined investment approach, employing experienced investment professionals, and driving growth and value creation at the asset level. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at kkr.com and on Twitter @KKR_Co.

Additional Information and Where to Find It

In connection with certain matters described herein, subject to any necessary approvals, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (Proxy Statement). SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders will be able to obtain the documents filed by the Company with the SEC free of charge at the SEC’s website, http://www.sec.gov and from the Company’s website at www.corporatecapitaltrustii.com.

Participants in the Solicitation
Corporate Capital Trust, Inc., Corporate Capital Trust II (the CCT Funds) and their respective directors, trustees, executive officers and certain other members of management and employees, including employees of KKR and FS Investments and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the shareholders of the CCT Funds in connection with certain matters described herein. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the CCT Funds’ shareholders in connection with such matters will be contained in the Proxy Statements when such documents become available. These documents may be obtained free of charge from the sources indicated above.

A registration statement relating to the common stock of Corporate Capital Trust II is filed with the Securities and Exchange Commission. The offering of common stock for Corporate Capital Trust II is being made solely by means of a written prospectus, which is available at sec.gov or may be obtained by calling 866-650-0650, that contains additional information about Corporate Capital Trust II and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust II carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust II’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust II’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust II’s common stock.

Corporate Capital Trust II is advised by CNL Fund Advisors II, LLC (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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